Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of (i) our report dated March 31, 2009 relating to the consolidated financial statements of Forbes Energy Services Ltd. and its subsidiaries (the “Successor Company”), and (ii) our report dated April 8, 2008 relating to the combined financial statements of Forbes Energy Services LLC. and its subsidiaries and affiliates (the “Predecessor Company”), which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 19, 2010